Exhibit 10.2
RESTRICTED STOCK UNIT AWARD NOTICE
VeriFone Systems, Inc.
[Date]

[Name] [Address]
Re:VeriFone Systems, Inc. Grant of Restricted Stock Unit Award
Dear  [Name]  :
VeriFone Systems, Inc. (the “Company”) is pleased to advise you that, pursuant to the Company's 2006 Equity Incentive Plan (the “Plan”), the Company's Compensation Committee has granted to you the number of restricted stock units (“RSUs”) specified below (this “Award”) subject to the terms and conditions set forth herein and in the Plan:

Number of RSUs	[####]
Date of Grant	[grant date]
Vesting Date	As provided in Section 2 herein

The Award is intended to conform in all respects with and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Certain capitalized terms used herein are defined in the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.
1.Award. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to you the Award as compensation for your service as an employee of the Company. The Award constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to you, subject to the terms and conditions of this Agreement, shares (“Shares”) of the Company's common stock, par value $0.01 per share (“Common Stock”) on a Delivery Date (as defined below) (the Shares that are deliverable to you pursuant to the Award, the “RSU Shares”). Until such delivery, you have only the rights of a general unsecured creditor, and no rights as a stockholder, of the Company.

2.Vesting.
(a)Normal Vesting. Subject to the provisions of Section 2(b) below, your Award shall vest as follows: Twenty-five percent (25%) of the Award shall vest on the first anniversary of the Date of Grant as set forth in the introductory paragraph of this letter, and thereafter six and 1/4 percent (6.25%) of the Award shall vest on the last day of each three‑month period thereafter.

(b)Effect on Vesting of Employment Termination. Notwithstanding paragraph 2(a) above, the following special vesting rules shall apply if your employment or service with the Company terminates prior to the Award becoming fully vested:
(i)Termination for any reason other than a Qualifying Termination. Unless the Committee determines otherwise, and except as provided in subsection (b)(ii) below, if your employment terminates for any reason before all of the RSUs under your Award have vested, then your rights in respect of any of the RSUs under your Award that are not vested shall immediately terminate and such unvested RSUs shall cease to be outstanding and no Shares will be delivered in respect of such unvested RSUs.
(ii)Change in Control. Notwithstanding any other provision of this Agreement, if your employment with the Company shall terminate pursuant to a Qualifying Termination, all of the outstanding RSUs under your Award shall Fully Vest and the Shares underlying your Award shall be delivered to you promptly thereafter; provided, however, that in the event your Qualifying Termination is triggered under Section 12(f)(ii), the Shares underlying your Award shall be delivered as set forth in that section.
(c)Right of Recapture. If at any time within one (1) year after the date on which RSUs under your Award vests (each vesting a separate “realization event”), you are (a) terminated for Cause (as defined in the Plan) or (b) engages in any activity determined in the discretion of the Committee to be in competition with any activity of the Company, or otherwise inimical, contrary or harmful to the interests of the Company (including, but not limited to, accepting employment with or serving as a consultant, adviser or in any other capacity to an entity that is in competition with or acting against the interests of the Company), then any gain realized by you from the realization event shall be paid by you to the Company upon notice from the Company. Such gain shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of the realization event, without regard to any subsequent change in the Fair Market Value of a share of Common Stock. The Company shall have the right, in addition to its other remedies at law to recover such gain, to offset such gain against any amounts otherwise owed to you by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement), provided that any such offset shall not be permitted to the extent it would be out of compliance with the provisions of Section 409A of the Code.
3.Delivery. Except as otherwise provided herein, Shares underlying your vested RSUs shall be delivered to you reasonably promptly after each vesting date (each date, a “Delivery Date” with respect to such vested RSUs).
4.Issuance of RSU Shares. As promptly as is practicable after a Delivery Date, the Company shall issue RSU Shares registered in either (i) your name, (ii) your authorized assignee's name, or (iii) the name of your legal representative, and shall deliver certificates representing the RSU Shares with the appropriate legends affixed thereto. The Company may reasonably postpone such delivery until it receives satisfactory proof that the issuance of such RSU Shares will not violate any of the provisions of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, any rules or regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, or the requirements of applicable state law relating to authorization, issuance or sale of securities, or until there has been compliance with the provisions of such acts or rules. You understand that the Company is under no obligation to register or qualify the RSU Shares with the SEC, any state securities commission or any stock exchange to effect such compliance.

5.Withholding of Taxes. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to you, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to the delivery of Shares to you under this Agreement. Unless otherwise agreed by you and the Company, the Company shall withhold otherwise deliverable Shares having a fair market value equal to the minimum amount required to be withheld.
6.Transferability of Award. Unless the Committee determines otherwise, you may transfer the Award granted hereunder only by will or the laws of descent and distribution or to any of your immediate family members or to trusts established in whole or in part for the benefit of you and/or one or more of such immediate family members. Unless the context requires otherwise, references herein to you are deemed to include any permitted transferee under this paragraph 6.
7.Adjustments. In the event of a reorganization, recapitalization, stock dividend (other than regular cash dividends paid pursuant to an announced dividend policy), or stock split, combination or other reclassification affecting the Company's Common Stock, the Board or the Committee shall make such adjustment as it deems appropriate to preserve the value of the RSUs under your Award. Any such adjustment shall be final, conclusive and binding for all purposes.
8.Amendment of Award. The terms of the Award may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate, including but not limited to, acceleration of vesting of the Award; provided that, except as otherwise provided in paragraph 7 above, no such amendment shall adversely affect in a material manner any of your rights under the Award without your written consent and no such amendment shall be made in violation of Section 409A of the Code.
9.Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement or elsewhere, if you are a “specified employee” as determined pursuant to Section 409A of the Code as of the date of your “separation from service” (within the meaning of Final Treasury Regulation 1.409A-1(h)) and if the Award both (y) constitutes a “deferral of compensation” within the meaning of Section 409A and (z) cannot be settled or otherwise provided in the manner otherwise provided without subjecting you to “additional tax”, interest or penalties under Section 409A, then any such Award that is payable during the first six months following your “separation from service” shall be paid or provided on the first business day of the seventh calendar month following the month in which such “separation from service” occurs or, if earlier, your death.  In addition, any payment due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided upon a “separation from service”. This Agreement is intended to be exempt from or comply with Section 409A and shall be interpreted accordingly.
10.    No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on you any right to continue to serve as an employee of the Company, or to continue in any other relationship with the Company or any Subsidiary, or limit in any way the right of the Company or any Subsidiary to terminate your employment or other relationship at any time.
11.    Privileges of Stock Ownership. You shall not have any of the rights of a stockholder of the Company with respect to any RSU Shares until the RSU Shares are issued to you.
12.    Definitions.
(a)    “Board” shall mean the Board of Directors of the Company.

(b)    “Cause” means (i) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure (x) resulting from your incapacity due to physical or mental illness or (y) subsequent to a Qualifying Termination) after a written demand for substantial performance is delivered to you by the Board which identifies the manner in which the Board believes that you have not substantially performed your duties, or (ii) the engaging by you in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company or upon the instructions of the Company's chief executive officer shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.
(c)    “Change in Control” means the occurrence of any one of the following events:
(i)    any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of 40% or more of the outstanding VeriFone Voting Securities; provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control if it occurs by virtue of any acquisition:  (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter or broker temporarily holding securities in connection with an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (ii) below) or (E) pursuant to any acquisition by you or any group of persons including you (or any entity controlled by you or any group of persons including you);
(ii)    the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) a majority of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by VeriFone Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such VeriFone Voting Securities were converted pursuant to such Business Combination), (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of a majority of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors (as defined in paragraph (iii) below) at the time of the Board's approval of the execution of the initial agreement providing for or recommendation of the offer to stockholders effecting such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

(iii)    individuals who, on the date hereof constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
(iv)    a sale of all or substantially all of the Company's assets other than in connection with a Non‑Qualifying Transaction; or
(v)    completion of a plan of complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of a majority of VeriFone Voting Securities as a result of the acquisition of VeriFone Voting Securities by the Company which reduces the number of VeriFone Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional VeriFone Voting Securities that increases the percentage of outstanding VeriFone Voting Securities beneficially owned by such person, a Change in Control of the Company shall be deemed to occur that time.
(d)    “Fully Vest” means that your Award shall become fully vested and immediately exercisable.
(e)    “Good Reason” means, without your express written consent, the occurrence of any of the following events during a Qualifying Termination Period:
(i)    any material and adverse change in your status, duties or responsibilities (including titles, offices and reporting responsibilities) that is inconsistent with your position, status, duties and responsibilities with the Company immediately prior to the commencement of such Qualifying Termination Period (including any material and adverse diminution of such status, duties or responsibilities;
(ii)     a reduction by the Company in your rate of annual base salary or annual target bonus opportunity as in effect immediately prior to the commencement of such Qualifying Termination Period;
(iii)    any requirement of the Company that you be based anywhere more than fifty (50) miles from the office where you were based at the time of the Change in Control; and
(iv)    the failure of the Company to (A) continue in effect any employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which you are participating immediately prior to such Change in Control or the taking of any action by the Company which would adversely affect your participation in or reduce your benefits under any such plan, unless you are permitted to participate in other plans providing you with substantially equivalent benefits in the aggregate, or (B) provide you with paid vacation in accordance with the policies of the Company as in effect for you immediately prior to the commencement of such

Qualifying Termination Period, including the crediting of all service for which you had been credited under such policies.
Notwithstanding anything herein to the contrary, termination of your employment for any reason during the 30-day period commencing six months after the date of a Change in Control shall constitute Good Reason.
Any action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by you shall not constitute Good Reason. Your right to terminate employment for Good Reason shall not be affected by your incapacity due to mental or physical illness and your continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that you must provide notice of termination of employment within ninety (90) days following your knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.
(f)    “Qualifying Termination” means a termination of your Employment (i) during a Qualifying Termination Period (A) by the Company other than for Cause or (B) by you for Good Reason or (ii) prior to the commencement of a Qualifying Termination Period for reasons that would have constituted a Qualifying Termination if they had occurred during a Qualifying Termination Period under clause (i) if (A) you reasonably demonstrate that such termination (or event constituting Good Reason) was at the request of a third party that had indicated an intention to, or had taken steps reasonably calculated to, effect a Change in Control or was otherwise intended to facilitate such Change in Control and (B) a Change in Control involving such third party occurs within 180 days thereafter (in such case, the date immediately prior to the date of such termination of employment or event constituting Good Reason shall be treated as the commencement of a Qualifying Termination Period and the Delivery Date of the Shares underlying your RSUs shall be reasonably promptly after the Change in Control). Termination of employment on account of death, Disability or Retirement shall not be treated as a Qualifying Termination.
(g)    “Qualifying Termination Period” means the period beginning ninety (90) days prior to a Change in Control and ending eighteen (18) months following such Change in Control.
(h)    “Retirement” means your mandatory retirement (not including any mandatory early retirement) in accordance with the Company's retirement policy generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with respect to you with your written consent.
(i)    “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of a majority of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive a majority of the distribution of profits or a majority of the assets upon liquidation or dissolution.
(j)    “VeriFone Voting Securities” means securities of the Company having the right to vote for the election of the Board (with regard to the occurrence of any contingency).
13.    Governing Law. This Notice shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to that body of law pertaining to choice of law or conflict of law.

Please confirm your agreement with the foregoing by signing and returning a copy of this Notice to your designated HR partner.

Very truly yours,
VERIFONE SYSTEMS, INC.

By:	Name:
Title:

Accepted and Agreed as of
the date first above written:

[Participant]:

By:________________________
Name:
Address: